Exhibit 10.1

PRODUCT DEVELOPMENT AND INVESTIGATOR-INITIATED TRIAL (IIT) COLLABORATION AGREEMENT

This Product Development and Investigator-Initiated Trial (IIT) Collaboration Agreement (this “Agreement”) is entered into as of July 17, 2026 (the “Effective Date”) by and between:

TEMPEST THERAPEUTICS, INC., a company organized under the laws of the United States (“Sponsor”); and

HEIBEI SENLANG BIOTECHNOLOGY CO., LTD., a company organized under the laws of the People’s Republic of China, (“Contractor”).

Sponsor and Contractor are each referred to herein as a “Party” and collectively as the “Parties”.

1. Background and Purpose

1.1 Sponsor owns or controls certain in vivo chimeric antigen receptor T cell (CAR-T) product candidates, technologies, know-how, processes, materials, data and intellectual property relating to product candidates (each a “Product” and collectively the “Products”).

1.2 Contractor has capabilities and resources in China relating to product development, process transfer, manufacturing, conjugation or other product processing, quality control, hospital and investigator coordination, and support for investigator-initiated clinical studies.

1.3 The Parties desire to collaborate to conduct product development activities and investigator-initiated trial activities in China for the Products, with the objective of generating approximately ten to twenty evaluable patient datasets for each Product in a timely and cost-efficient manner.

1.4 Subject to the terms of this Agreement and the execution of a definitive license agreement, Contractor may obtain China rights to develop and commercially exploit one or more of the Products after completion of the agreed IIT data package for the relevant Product(s).

2. Definitions

2.1 “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a Party.

2.2 “BD Transaction” means any license, option, collaboration, co-development, co-commercialization, sublicense, assignment, asset sale, merger, acquisition, strategic investment or other business development (BD) transaction involving a Product or material rights to a Product.

2.3 “China” means mainland China, and, if expressly agreed in the relevant license agreement, may include Hong Kong, Macau and Taiwan.

2.4 “Confidential Information” means all non-public information disclosed by or on behalf of a Party to the other Party, including technical information, product information, clinical data, manufacturing information, regulatory information, business information, financial information, samples, materials and know-how.

2.5 “Deliverables” means all items, data, reports, records, documents, materials and results to be delivered by Contractor to Sponsor under this Agreement or any applicable statement of work (“SOW”).

2.6 “IIT” means an investigator-initiated trial or investigator-initiated clinical study conducted or sponsored by a qualified medical institution or investigator in China in accordance with applicable laws, ethical requirements and institutional procedures.

2.8 “Statement of Work” or “SOW” means a product-specific statement of work signed by the Parties for a Product.

3. Scope of Collaboration

3.1 Collaboration activities related to each Product shall be governed by this Agreement and a separate SOW, which shall include the applicable product development plan, budget, timeline, technical activities, manufacturing or processing steps, IIT support activities, Deliverables and payment schedule.

3.2 Sponsor shall conduct or complete the initial process development outside China and provide a process transfer package to Contractor. Contractor shall be responsible for process receipt, technology transfer, engineering run or other development run, clinical batch manufacturing or processing, testing, release, IIT supply support, IIT execution support and data delivery in China.

3.3 Unless otherwise agreed in writing, each Product is expected to generate approximately ten to twenty evaluable patient datasets in China. The final number of subjects, indication, dose, schedule, endpoints and data collection plan shall be specified in the applicable SOW and IIT protocol.

3.4 The Parties acknowledge that the IIT shall be conducted by qualified hospitals, investigators and clinical teams in accordance with all applicable Chinese laws, ethical review requirements, institutional requirements and patient protection requirements. Contractor shall coordinate and support such activities but shall not represent that it is the formal clinical sponsor unless permitted under applicable laws and agreed by the relevant institution.

4. Responsibilities of Sponsor

4.1 Sponsor shall provide process transfer packages, including, as applicable, process descriptions, critical process parameters, critical quality attributes, analytical methods, quality specifications, material lists, process development reports and other information reasonably necessary for Contractor to conduct the agreed technology transfer and manufacturing activities.

4.2 Sponsor shall provide scientific, medical, clinical and chemistry, manufacturing and controls (CMC) support reasonably necessary for the collaboration, including mechanism of action information, nonclinical data, proposed indication strategy, dosing rationale, safety monitoring guidance and data interpretation support, in each case, as available.

4.3 Sponsor shall pay Contractor the development fees set forth in this Agreement and the relevant SOW.

4.4 Sponsor shall retain control over global BD strategy, financing strategy, regulatory communications outside China, ex-China development, and all decisions regarding any BD Transaction involving any Product, subject to any express rights granted to Contractor under this Agreement or a definitive license agreement.

5. Responsibilities of Contractor

5.1 Contractor shall be responsible for conducting or coordinating the agreed development activities in China for each Product, including receipt, processing, conjugation, manufacturing, technology transfer, testing, release, clinical supply support, hospital coordination, investigator coordination, IIT operational support, data collection and data reporting, as applicable.

5.2 Contractor shall use commercially reasonable efforts to identify and coordinate qualified hospitals, investigators, ethics committees and clinical research teams for the IIT activities.

5.3 Contractor shall be responsible for coordinating clinical site initiation, ethics review, institutional approvals, IIT registration or filing if applicable, patient enrollment support, follow-up, adverse event (AE) collection, efficacy assessment support, pharmacodynamic or biomarker testing support, and preparation of interim and final results.

5.4 Contractor shall ensure that the activities conducted by it or its subcontractors comply with applicable Chinese laws and regulations, institutional requirements, ethics requirements, human genetic resources requirements, personal information protection requirements, data security requirements, biosafety requirements and applicable quality requirements.

5.5 Contract shall deliver Deliverables to sponsor as follows:

(a) Contractor shall compile all completed laboratory test results and supplement AE diagnoses and grading in accordance with CTCAE V6.0 criteria;

(b) Contractor shall deliver data summaries suitable for public commercial disclosure (in slide deck format or as otherwise agreed by Contractor and Sponsor) as well as all raw clinical data;

(c) Contractor shall provide product data covering safety, pharmacodynamic (PD) characteristics, and evaluable efficacy endpoints (which data authenticity will be is audit-ready) developed by any IITs and provided to Contractor pursuant to this Agreement.

(d) Contractor shall secure clinical product data eligible for public commercial disclosure, conference presentations, and peer-reviewed publications, which shall include core efficacy assessment data for M1 and M3, safety data derived from medical records and laboratory testing, as well as PD data used to evaluate in vivo CAR-T production, the durability of CAR-T cells post-administration, and target cell killing activity; and

(e) Contractor shall provide such other Deliverables as set forth in the Project Plan (as defined below) or as otherwise agreed by the parties hereto.

5.6 Contractor shall not use any Product, Sponsor material, Sponsor Confidential Information, Sponsor data, Sponsor process, Sponsor know-how or Sponsor intellectual property for any purpose other than the collaboration expressly authorized under this Agreement.

5.7 Contractor and Sponsor shall enter a detailed project-level plan (the “Project Plan”), which shall include, among other things, an agreed upon structure for conducting periodic analyses of patient baseline, safety, PD and efficacy data.

6. Development Fees and Payment

6.1 The development fee payable by Sponsor to Contractor for each Product shall be within the range of US$1,500,000 to US$2,000,000, the specific amount of which shall be determined by the Parties in writing.

6.2 The fee for each Product shall cover the product development, process receipt, conjugation or manufacturing, testing, release, IIT operational support, hospital and investigator coordination, data package preparation and related Deliverables described in the applicable SOW.

6.3 Unless otherwise specified in the applicable SOW, the development fee for each Product shall be payable in installments based on the achievement of agreed milestones. A typical payment schedule may include payment upon SOW execution, completion of material receipt or technology transfer initiation, completion of processing or manufacturing and release, first patient dosing, completion of initial safety data, and delivery of the agreed IIT data package.

6.4 Notwithstanding anything to the contrary contained herein, Sponsor shall not be obligated to pay amounts in excess of US$2,000,000 for any Product unless Sponsor expressly approves such additional amount in writing in advance.

6.5 If any cost overrun is caused by Contractor’s delay, execution failure, quality issue, compliance issue or failure to follow the approved SOW, such cost overrun shall be borne by Contractor. If any cost overrun is caused by a material change requested by Sponsor, the Parties shall negotiate in good faith a written amendment to the relevant SOW.

6.6 All invoices shall be payable within thirty days after receipt of a valid invoice, less any disputed amounts, unless otherwise specified in the applicable SOW.

7. Product China Rights

7.1 Subject to the terms of this Agreement and the execution of a definitive license agreement, Contractor may obtain China rights to develop and commercially exploit the Products after completion of the agreed IIT data package for the relevant Product.

7.2 Upon Contractor’s completion of the agreed SOW and delivery of an agreed IIT data package for each Product, and subject to the rights of any third party, Contractor shall have an exclusive option, exercisable within ninety days after delivery of such data package, to negotiate and enter into a definitive license agreement for the relevant Product in China, on terms mutually agreeable to both Parties.

7.3 If Contractor exercises such option within the option period, the Parties shall negotiate in good faith the definitive license agreement. Unless otherwise agreed, such license agreement may provide that Contractor will receive exclusive development, registration, manufacturing and commercialization rights in China for the relevant Product, while Sponsor will retain all ex-China rights and global ownership of the relevant Product and related intellectual property.

7.4 The economic terms of any license agreement shall be mutually agreeable to both Paries and may include upfront payments, development milestones, regulatory milestones, commercial milestones, royalties, profit share, supply arrangements, manufacturing commitments and other customary terms.

7.5 Contractor shall have no right to develop and commercially exploit the Products unless and until a definitive license agreement for the relevant Product has been executed by the Parties. This Agreement alone does not constitute a commercial license for the Products.

8. Data Rights and Data Delivery

8.1 Contractor shall ensure that Sponsor receives complete and timely data packages generated from the IIT activities for each Product, including safety data, efficacy data, patient-level de-identified data where permitted, pharmacodynamic data, biomarker data, clinical assessment data, quality data, batch data, testing data, release data, adverse event information, interim and final study results.

8.2 Contractor shall grant to Sponsor, and hereby grants, a worldwide, perpetual, irrevocable, royalty-free, fully paid-up right to use all data generated from the Product development activities and IIT activities for research, development, regulatory, financing, partnering, licensing, commercialization, publication, investor communication, due diligence and other business purposes.

8.3 Contractor may use the data solely for the purposes of performing this Agreement and for China development activities if and to the extent permitted under a definitive license agreement, and Contractor shall not use any data contrary to the preceding clause.

8.4 Contractor shall not use the data for any third-party product, competing product, independent development program, publication, financing activity, investor communication or external communication without Sponsor’s prior written consent.

8.5 To the extent any human genetic resources, patient samples, personal information, sensitive personal information, genomic data, clinical data or other regulated data are involved, Contractor shall be responsible for ensuring compliance with applicable Chinese laws and institutional requirements before any transfer, sharing, export or external use of such data or samples.

9. Intellectual Property

9.1 Sponsor shall retain all rights, title and interest in and to the Products, including all CAR constructs, sequences, targets, target combinations, LNP or mRNA designs, processes, formulas, specifications, analytical methods, quality standards, patents, patent applications, know-how, materials, data, regulatory materials and other intellectual property owned or controlled by Sponsor prior to or outside this Agreement.

9.2 Contractor shall retain all rights, title and interest in and to its pre-existing manufacturing facilities, general quality systems, general clinical operation capabilities, general know-how and other intellectual property owned or controlled by Contractor prior to or outside this Agreement.

9.3 Any invention, improvement, discovery, know-how, data, process improvement, quality method, clinical use, dosing regimen, biomarker finding, formulation improvement or other result that is specific to any Product or derived from Sponsor’s Product, material, process, construct, data or Confidential Information shall be owned by Sponsor as a Deliverable, unless otherwise expressly agreed in writing.

9.4 Any general, non-Product-specific manufacturing or operational improvement developed by Contractor without use of Sponsor Confidential Information and not specific to any Product may be owned by Contractor, provided that Sponsor shall have a perpetual, worldwide, royalty-free right to use such improvement for the Products and related development, regulatory and commercialization activities.

9.5 Contractor shall not reverse engineer, deconstruct, modify, reproduce, sequence, analyze for replication, develop, manufacture, commercialize, license or otherwise exploit any Product or any substantially similar product by using Sponsor materials, Confidential Information, data, process, know-how or intellectual property.

9.6 With the authorization and permission of Sponsor, which must be obtained in writing on a case-by-case basis, and which consent may be withheld at the discretion of Sponsor, the investigator may use clinical research data confirmed by the sponsor for academic activities such as literature publication and conference presentations.

10. Manufacturing and Quality

10.1 Contractor shall perform all manufacturing, conjugation, processing, testing, release and quality activities in accordance with the applicable SOW, agreed quality requirements, applicable laws, institutional requirements and generally accepted quality standards for investigational product use.

10.2 Contractor shall maintain complete and accurate records for all material receipt, processing, manufacturing, testing, release, storage, shipping, deviation, out-of-specification event, corrective and preventive action, and change control activities.

10.3 Contractor shall not make any material change to the Product process, critical raw materials, critical process parameters, critical quality attributes, analytical methods, release specifications, storage conditions or shipping conditions without Sponsor’s prior written approval.

10.4 Contractor shall promptly notify Sponsor of any quality issue, deviation, out-of-specification result, safety concern, regulatory concern, product complaint, contamination event, batch failure or other event that may affect Product quality, patient safety, data integrity or the collaboration timeline.

10.5 The Parties may enter into a separate quality agreement for each Product. In the event of conflict between this Agreement and a quality agreement on a technical quality matter, the quality agreement shall control with respect to that matter.

11. Compliance

11.1 Contractor shall be responsible for compliance with all applicable Chinese laws, regulations, ethical requirements and institutional requirements relating to the activities conducted in China, including requirements relating to IIT conduct, ethics review, patient informed consent, hospital approvals, human genetic resources, biosafety, data security, personal information protection, sample management, clinical research management and product quality.

11.2 Sponsor shall be responsible for compliance with applicable laws relating to its own use of the data outside China, its global BD activities, financing activities, regulatory communications and ex-China development activities.

11.3 Each Party shall comply with applicable anti-bribery, anti-corruption, sanctions, export control and healthcare compliance laws. Neither Party shall make or offer any improper payment, benefit or inducement to any government official, healthcare professional, hospital, investigator, patient or third party in connection with this Agreement.

11.4 Contractor shall ensure that all subcontractors, hospitals, investigators, vendors and service providers engaged by or through Contractor comply with applicable requirements and do not compromise patient safety, data integrity, confidentiality or Sponsor’s intellectual property rights.

12. Confidentiality and Public Disclosure

12.1 Each Party shall keep the other Party’s Confidential Information strictly confidential and shall not disclose such Confidential Information to any third party except as expressly permitted under this Agreement or with the disclosing Party’s prior written consent.

12.2 Each Party may disclose Confidential Information to its Affiliates, employees, consultants, advisors, subcontractors, hospitals, investigators, potential investors, potential licensees, potential acquirers and professional advisors who have a need to know such information and are bound by confidentiality obligations no less protective than those set forth herein.

12.3 Contractor shall not issue any press release, publication, presentation, abstract, poster, investor material, website disclosure, social media post or other external communication relating to any Product, IIT data, Sponsor technology or this collaboration without Sponsor’s prior written approval.

12.4 Any academic publication by a hospital or investigator shall be subject to prior review by Sponsor and Contractor. Sponsor may require removal of Confidential Information and may require reasonable delay to allow patent filing or protection of trade secrets.

12.5 The confidentiality obligations shall survive for five years after termination of this Agreement, and with respect to trade secrets, for so long as such information remains a trade secret under applicable law.

13. Subcontracting

13.1 Contractor shall not subcontract any material activity involving Product manufacturing, processing, testing, data management, sample testing, hospital coordination or IIT execution without Sponsor’s prior written consent.

13.2 Contractor shall remain fully responsible for all acts and omissions of its subcontractors, vendors, hospitals and service providers engaged by or through Contractor in connection with this Agreement.

13.3 Contractor shall ensure that all subcontractors are bound by written obligations relating to confidentiality, intellectual property, data protection, compliance, quality and non-use obligations sufficient to protect Sponsor’s rights.

14. Governance

14.1 The Parties shall establish a joint steering committee to oversee the collaboration. The committee shall include representatives from Sponsor and Contractor with relevant scientific, CMC, clinical, quality and business expertise.

14.2 The joint steering committee shall discuss product priority, SOW execution, IIT design, hospital and investigator selection, manufacturing and release progress, patient enrollment, safety monitoring, data review, BD support and decisions regarding initiation of additional Product activities.

14.3 Sponsor shall have final decision-making authority over Product design, core process matters, intellectual property, global BD, ex-China development, public disclosure and use of the data. Contractor shall lead China operational execution, hospital coordination and local compliance matters, subject to this Agreement and Sponsor’s rights.

14.4 Any material change to a Product, SOW, budget, timeline, process, quality standard, IIT protocol, data package or external disclosure shall require written approval by both Parties.

15. Representations and Warranties

15.1 Each Party represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and that it has the power and authority to enter into and perform this Agreement.

15.2 Sponsor represents that, to its knowledge, it owns or controls the rights necessary to provide the Products and related information to Contractor for the limited purposes of this Agreement.

15.3 Contractor represents that it has or will obtain the personnel, facilities, capabilities, permits, approvals and resources reasonably necessary to perform the activities assigned to it under this Agreement and each SOW.

15.4 Contractor represents that all data, records, reports and Deliverables provided to Sponsor shall be true, accurate, complete and not misleading in any material respect.

15.5 Except as expressly set forth herein, neither Party makes any other warranties, whether express, implied, statutory or otherwise, including any warranty of merchantability, fitness for a particular purpose or non-infringement.

16. Indemnification

16.1 Contractor shall indemnify, defend and hold harmless Sponsor, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any losses, claims, damages, liabilities, costs and expenses arising out of or relating to Contractor’s breach of this Agreement, negligence, willful misconduct, violation of law, quality failure, data integrity failure, unauthorized use of Sponsor materials or Confidential Information, or activities conducted by Contractor or its subcontractors pursuant to this Agreement.

16.2 Sponsor shall indemnify, defend and hold harmless Contractor, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any losses, claims, damages, liabilities, costs and expenses arising out of or relating to Sponsor’s breach of this Agreement, negligence, willful misconduct, violation of law, or use of the data outside the scope of this Agreement.

16.3 The indemnified Party shall promptly notify the indemnifying Party of any claim, provide reasonable cooperation, and allow the indemnifying Party to control the defense and settlement of such claim, provided that no settlement may impose obligations on the indemnified Party or admit fault on behalf of the indemnified Party without its prior written consent.

17. Term and Termination

17.1 This Agreement shall commence on the Effective Date and remain in effect for three years, unless earlier terminated in accordance with this Section. The Parties may extend the term by written agreement.

17.2 Sponsor may terminate this Agreement or any SOW for convenience upon sixty days’ prior written notice to Contractor. In such event, Sponsor shall pay Contractor for undisputed work properly completed through the effective date of termination, subject to the applicable Product fee cap.

17.3 Either Party may terminate this Agreement or any SOW upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty days after receiving written notice of the breach.

17.4 Sponsor may immediately terminate this Agreement or any SOW upon written notice if Contractor engages in unauthorized use of Sponsor materials or Confidential Information, reverse engineering, development of competing products using Sponsor information, data falsification, material compliance violation, material quality failure, unauthorized disclosure, or any action that materially jeopardizes patient safety, data integrity or Sponsor’s intellectual property rights.

17.5 Upon termination, Contractor shall cease using Sponsor materials, Products, Confidential Information, data and intellectual property; return or destroy Sponsor materials and Confidential Information as instructed by Sponsor; deliver all completed and in-process data and Deliverables to Sponsor; and stop all Product-related activities except as necessary for patient safety follow-up or as required by applicable law.

17.6 Sections relating to confidentiality, data rights, intellectual property, non-use, non-compete, compliance, indemnification, limitation of liability, dispute resolution and any accrued payment obligations shall survive termination.

18. Limitation of Liability

18.1 Except for breach of confidentiality, infringement or misappropriation of intellectual property, unauthorized use of materials or data, fraud, willful misconduct, gross negligence, breach of compliance obligations, indemnification obligations, or payment obligations, neither Party shall be liable for indirect, incidental, consequential, special, punitive or exemplary damages arising out of this Agreement.

18.2 Nothing in this Agreement shall limit either Party’s liability for fraud, willful misconduct, gross negligence, breach of confidentiality, breach of intellectual property obligations, unauthorized use of the other Party’s materials or data, or violation of law.

19. Non-Use and Non-Compete

19.1 During the term of this Agreement and for five years after the termination or expiration of this Agreement, Contractor shall not use Sponsor materials, Products, Confidential Information, data, process, know-how or intellectual property to develop, manufacture, license, commercialize or support any product that is identical or substantially similar to any Product.

19.2 If Contractor has any pre-existing program that may be similar to any Product, Contractor shall disclose such program in writing before the execution of the relevant SOW, and the Parties shall agree on appropriate ring-fencing measures.

20. Governing Law and Dispute Resolution

20.1 This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to conflict of law principles.

20.2 Any dispute arising out of or relating to this Agreement shall first be referred to senior executives of the Parties for good faith negotiation. If the dispute is not resolved within thirty days, either Party may submit the dispute to arbitration.

20.3 Unless otherwise agreed, arbitration shall be administered by the Hong Kong International Arbitration Centre (HKIAC) in Hong Kong in English. The arbitral tribunal shall consist of three arbitrators. The arbitration award shall be final and binding on the Parties.

20.4 Nothing in this Section shall prevent either Party from seeking injunctive or equitable relief from a court of competent jurisdiction to protect its Confidential Information, intellectual property, data rights or materials.

21. Miscellaneous

21.1 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Sponsor may assign this Agreement to an Affiliate or in connection with a merger, acquisition, corporate reorganization, financing, sale of assets, license transaction or BD Transaction involving any Product.

21.2 Independent Contractors. The Parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, employment or fiduciary relationship between the Parties.

21.3 Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above or such other address as a Party may designate in writing.

21.4 Entire Agreement. This Agreement, together with all SOWs and any quality agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, term sheets and understandings relating to such subject matter.

21.5 Amendments. Any amendment or waiver of this Agreement must be in writing and signed by authorized representatives of both Parties.

21.6 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall replace the invalid provision with a valid provision that most closely reflects the original intent.

21.7 Counterparts. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

22. Product-Specific SOW Framework

22.1 Product SOW. Each Product SOW shall describe the process transfer package, technology transfer activities, engineering or development runs, clinical batch manufacturing or processing, testing and release, IIT plan, data package requirements, payment milestones and timeline. The Product SOW may include the conditions for Contractor’s option to negotiate China rights for the subject Product.

22.2 Each SOW shall be deemed incorporated into this Agreement upon execution by both Parties. In the event of conflict between this Agreement and an SOW, this Agreement shall control unless the SOW expressly states that it is intended to override a specified provision of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Sponsor: TEMPEST THERAPEUTICS, INC.

By:	/s/ Matthew Angel
Name: Matthew Angel
Title: President and Chief Executive Officer
Date: July 17, 2026

Contractor: HEIBEI SENLANG BIOTECHNOLOGY CO., LTD.

By:	/s/ Shengmin Guo
Name: Shengmin Guo
Title: CEO
Date: 17-July-2026